Exhibit 99.1

NEWS RELEASE

NRG Successfully Completes Repurchase of 13 Million Common Shares
and Issuance of $420 Million of Perpetual Preferred Stock

PRINCETON, NJ; December 27, 2004—NRG Energy, Inc. (NYSE:NRG) today announced the closing of its sale of $420 million of convertible perpetual preferred stock with a dividend coupon rate of 4%. This transaction enabled the Company to repurchase 13 million common shares from investment partnerships managed by MatlinPatterson Global Advisors, LLC (MP) at a purchase price of $31.16 per share. The cash proceeds from the preferred stock issuance are expected to be used to redeem a portion of the Company’s existing debt while the 13 million shares were repurchased using existing cash balances as depicted in Table 1 below:

Table 1: Transaction Proceeds

Sources	Amount—Net	Uses	Amount
Convertible Preferred	$406 million	Redemption of 8% High Yield Notes @ 108	$406 million[1]
Cash	$405 million	Repurchase of Common Shares	$405 million

Total	$811 million	Total	$811 million

[1]	Includes planned principal redemption of $373.6 million, a redemption premium of $29.9 million, and accrued interest payable of $2.9 million.

“We are pleased with the expeditious timing and completion of these transactions and with the far-reaching positive implications for our stakeholders,” said David Crane, President and Chief Executive Officer. “By contracting our share base, we increased our remaining shareholders’ stake in the Company’s earnings potential while, through the partial redemption of our 8% notes, we will achieve a meaningful reduction in our highest cost debt.”

Under certain conditions, shares of the preferred stock will be convertible into NRG common stock at $40.00 per share, which is approximately a 24.5% premium to the NRG stock closing price on December 14, 2004. Holders of preferred stock will be entitled to receive cash dividends at the rate of 4% per year, payable quarterly. After five years, the preferred stock is callable at par plus accrued and unpaid dividends. Proceeds from the sale of the preferred securities are expected to be used to redeem certain of the Company’s 8% high yield notes at 108% of par in early 2005.

As previously announced, NRG’s 13 million share repurchase from MP reduced their share ownership in NRG to less than 10 percent from the prior 21.5 percent. Even with this repurchase, MP remains the Company’s largest shareholder. In addition, MP’s registration rights were terminated and the three directors affiliated with MP have resigned from the Company’s Board. The NRG Board’s Governance and Nominating Committee has begun the process of identifying appropriate independent directors to fill the three vacancies.

Transactional Pro-Forma Analysis:
Below is an unaudited pro forma consolidated balance sheet reflecting the impact of the issuance of the $420 million of preferred stock, the planned redemption of $373.6 million of our 8% high yield notes due 2013, and the repurchase of 13 million shares from MP as if they were effective on September 30, 2004. The following pro forma financial information is not prepared in accordance with pro forma rules under Article 11 of SEC Regulation S-X, but is presented below because management believes that this unaudited pro forma financial information helps provide an understanding of the effect of these transactions on NRG’s balance sheet as of the end of our most recent reporting period.

Table 2: Pro Forma Balance Sheet Analysis (unaudited)

	September 30, 2004
		Pro Forma Adjustments
		Issue of Preferred Stock,
		Share Repurchase and
	Historical	Redemption of Notes		Pro Forma
Current Assets
Cash and cash equivalents	$1,104,783	(405,833)	A	$698,950
Restricted cash	148,919			148,919
Accounts receivable	242,245			242,245
Inventory	214,980			214,980
Other current assets	402,006	12,649	H	414,655

Total current assets	2,112,933	(393,184)		1,719,749
Property, Plant and Equipment, net	3,350,991			3,350,991
Other assets
Investments in projects	689,974			689,974
Notes receivable, less current portion	730,643			730,643
Other long term assets	1,301,043	(7,066)	B	1,293,977

Total other assets	2,721,660	(7,066)		2,714,594

Total assets	$8,185,584	(400,250)		$7,785,334

Current Liabilities
Current portion of long term debt	$100,105	(583)	C	99,522
Accounts payable	120,571			120,571
Other current liabilities	511,255	(2,921)	D	508,334

Total current liabilities	731,931	(3,504)		728,427
Long term debt	3,511,231	(378,765)	C	3,132,466
Other long term obligations	1,345,271			1,345,271

Total liabilities	5,588,433	(382,269)		5,206,164
Convertible Perpetual Preferred Shares	—	406,025	E	406,025
Common Stock and Additional Paid in Capital	2,414,962			2,414,962
Treasury Stock	—	(405,033)	F	(405,033)
Retained Earnings and OCI	182,189	(18,973)	G	163,216

Total Shareholders Equity	2,597,151	(17,981)		2,579,170

Total Liabilities and Shareholders Equity	$8,185,584	(400,250)		$7,785,334

Footnotes to Pro Forma Balance Sheet

A - This amount includes the net decrease in cash due to the repurchase of MatlinPatterson shares, and the related expenses.

B - Reflects the write-off of deferred finance costs associated with the planned redemption of $373.6M of our 8% high yield notes.

C - These amounts reflect the payoff of $373.6m of 8% high yield notes with the proceeds from the Convertible Perpetual Preferred Stock. This adjustment also includes a prorata reduction of $5.7M to the premium received for the 8% high yield notes.

D - Reflects the payment of accrued interest associated with the $373.6M of 8% high yield notes.

E - Proceeds from issuance of Convertible Perpetual Preferred Stock, net of expenses.

F - Amount paid to MatlinPatterson, pursuant to the Stock Purchase Agreement, for 13,000,000 shares of NRG.

G- Reflects the adjustments to the Profit & Loss for the costs associated with the repurchase of $373.6M of 8% high yield notes, the write off of associated deferred finance costs and debt premium.

H - Tax effect based on a 40% statutory rate.

The redemption of the 8% high yield notes is subject to conditions and there can be no assurance that it will be consummated.

About NRG
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe,” “will” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, foreign exchange rates, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, our ability to convert facilities to burn western coal, our substantial indebtedness and the possibility that we may incur additional indebtedness, adverse results in current and future litigation, the willingness of counterparties to negotiate new contracts in California, and the amount of proceeds from asset sales.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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More information on NRG is available at www.nrgenergy.com

Contacts:

Investor Relations:	Media Relations:
Nahla Azmy, 609.524.4526	Lesa Bader, 612.373.6992
Katy Sullivan, 609.524.4527

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